Exhibit 4.6

SECOND SUPPLEMENTAL INDENTURE
dated as of December 31, 2019
among
MARRIOTT OWNERSHIP RESORTS, INC.
ILG, LLC
MVW VACATIONS LLC
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee
6.500% Senior Notes due 2026

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of December 31, 2019, among MARRIOTT OWNERSHIP RESORTS, INC., a Delaware corporation (the “Issuer”), ILG, LLC, a Delaware limited liability company (the “Co-Issuer” and, together with the Issuer, the “Issuers”), MVW VACATIONS LLC, a Delaware limited liability company (the “Undersigned”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).
RECITALS
WHEREAS, the Issuer, the Guarantors party thereto and the Trustee entered into an Indenture, dated as of August 23, 2018, as supplemented by the First Supplemental Indenture dated as of September 1, 2018, among the Issuers, the guarantors party thereto and the Trustee (together, the “Indenture”), relating to the Issuers’ 6.500% Senior Notes due 2026 (the “Notes”);
WHEREAS, as a condition to the purchase of the Notes by the Holders, the Issuer agreed pursuant to the Indenture to cause any Restricted Subsidiary (with certain exceptions) that guarantees certain indebtedness of any Issuer or any Guarantor following the Issue Date to provide a Note Guarantee.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1.    Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2.    The Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.
Section 3.    This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 4.    This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.
Section 5.    This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read together.
Section 6.    The recitals and statements herein are deemed to be those of the Issuers and the Undersigned and not the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Guarantee provided by the Guarantor party to this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MARRIOTT OWNERSHIP RESORTS, INC., as Issuer
By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Vice President

ILG, LLC, as Co-Issuer
By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President and Chief Financial Officer

MVW VACATIONS LLC, as Guarantor
By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Mitchell L. Brumwell
Name: Mitchell L. Brumwell
Title: Vice President